EXHIBIT 99.1

Progress Energy elects Baker to board of directors

RALEIGH, N.C. (Sept. 17, 2009) – Progress Energy’s (NYSE: PGN) board of directors today elected to the board John D. Baker II, the president and CEO of Patriot Transportation Holding, Inc. of Jacksonville, Fla.

Baker is a lawyer and business executive with more than 35 years of experience in the construction materials and trucking industries. He joined Florida Rock Industries Inc., in 1974, and served as the company’s president and CEO from 1997 to 2007. He serves on the boards of directors for Patriot Transportation Holding and Wells Fargo & Company. He is past chairman of the Florida Concrete and Products Association.

Baker serves as chairman of the Tiger Academy YMCA charter school in North Jacksonville, is a trustee and past chairman of the YMCA of Florida’s First Coast, a trustee of the Woodberry Forest School and chair and trustee for the KIPP (Knowledge Is Power Program) public charter school in Jacksonville.

“John is well known and highly respected throughout the business community and as a champion for education,” said Bill Johnson, chairman, president and CEO of Progress Energy. “John’s knowledge and experience as a business executive in the construction materials and transportation industries will be a tremendous asset to our board. His insight and expertise will help our company navigate a complex, changing business environment.”

A native of Jacksonville, Baker received a Bachelor of Arts degree from Princeton University and graduated with honors from the University of Florida School of Law. He served as a first lieutenant in the U.S. Marine Corps from 1973 to 1974.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 500 energy company with more than 22,000 megawatts of generation capacity and $9 billion in annual revenues. Progress Energy includes two major electric utilities that serve approximately 3.1 million customers in the Carolinas and Florida. The company has earned the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence, and was the first utility to receive the prestigious J.D. Power and Associates Founder's Award for customer service. The company is pursuing a balanced strategy for a secure energy future, which includes aggressive energy-efficiency programs, investments in renewable energy technologies and a state-of-the-art electricity system. Progress Energy celebrated a century of service in 2008. Visit the company’s Web site at www.progress-energy.com.

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